Exhibit 5.1

SIDLEY AUSTIN llp ONE SOUTH DEARBORN	BEIJING BRUSSELS	LOS ANGELES NEW YORK
CHICAGO, IL 60603	CHICAGO	SAN FRANCISCO
(312) 853 7000	DALLAS	SHANGHAI
(312) 853 7036 FAX	FRANKFURT	SINGAPORE
	GENEVA	SYDNEY
	HONG KONG	TOKYO
	LONDON	WASHINGTON, D.C.

FOUNDED 1866
March 2, 2009
Wintrust Financial Corporation
727 North Bank Lane
Lake Forest, Illinois 60045

Re:	Registration Statement on Form S-3
Ladies and Gentlemen:
          We refer to (1) the Registration Statement on Form S-3 (Registration Nos. 333-155637 and 333-155637-01) filed by Wintrust Financial Corporation, an Illinois corporation (the “Company”), and Wintrust Capital Trust VI, a Delaware statutory trust (the “Capital Trust”), with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), and (2) Post-Effective Amendment No. 1 thereto being filed by the Company and the Capital Trust with the SEC under the Securities Act (such registration statement as so amended, the “Registration Statement”), relating to the registration of: (i) shares of the Company’s common stock, no par value (the “Common Stock”); (ii) shares of the Company’s preferred stock, no par value (the “Preferred Stock”), which may be represented by depositary shares; (iii) debt securities of the Company (the “Debt Securities”), which may be unsecured senior debt securities and/or unsecured subordinated debt securities; (iv) warrants to purchase Common Stock, Debt Securities or Preferred Stock; (v) stock purchase contracts; (vi) stock purchase units; (vii) a guarantee to be issued by the Company to holders of the Trust Preferred Securities; (viii) junior subordinated debentures to be issued by the Company to the Capital Trust; (ix) trust preferred securities of the Capital Trust; (x) 250,000 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series B, no par value (the “Series B Preferred Shares”); (xi) a warrant to purchase up to 1,643,295 shares of Common Stock (the “UST Warrant”); and (xii) the 1,643,295 shares of Common Stock issuable upon exercise of the UST Warrant (the “Warrant Shares”).
          The Series B Preferred Shares and the UST Warrant were issued pursuant to a Letter Agreement, dated as of December 19, 2008 (the “Letter Agreement”), between the Company and the United States Department of the Treasury, including the Securities Purchase Agreement — Standard Terms incorporated therein (the “Standard Terms”), the Annexes to the Standard Terms and the Schedules to the Letter Agreement (collectively, the “Securities Purchase Agreement”). The Series B Preferred Shares, the UST Warrant and the Warrant Shares may be offered and sold by certain security holders of the Company from time to time as set forth in the Registration Statement, the Prospectus contained therein and any amendments or supplements thereto.
Sidley Austin llp is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships

Wintrust Financial Corporation
March 2, 2009

          This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.
          In rendering the opinions expressed below, we have examined (i) the Registration Statement and exhibits filed therewith, (ii) the Securities Purchase Agreement, (iii) the UST Warrant, (iv) the Company’s Articles of Incorporation and By-Laws, each as amended to date, and (v) certain resolutions of the Board of Directors of the Company. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of government officials and other instruments, and have examined such questions of law and have satisfied ourselves to such matters of fact, as we have considered relevant and necessary as a basis for this letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination.
          Based on the foregoing, and subject to the qualifications and limitations set forth herein, we are of the opinion that:
          1. The Series B Preferred Shares have been legally issued and are fully paid and non-assessable;
          2. The UST Warrant constitutes a valid and legally binding obligation of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and general equitable principles, regardless of whether considered in a proceeding at law or in equity; and
          3. The Warrant Shares have been duly authorized and, upon issuance in connection with the exercise of the Warrant in accordance with the terms of the Warrant, will be validly issued, fully paid and non-assessable.
          With respect to any instrument or agreement executed or to be executed by any party (other than the Company), we have assumed, to the extent relevant to the opinions set forth herein, that (i) such party (if not a natural person) has been duly formed or organized and is validly existing and in good standing under the laws of its jurisdiction of formation or organization and (ii) such party has full right, power and authority to execute, deliver and perform its obligations under each instrument or agreement to which it is a party and each such instrument or agreement has been duly authorized (if applicable), executed and delivered by, and is a valid, binding and enforceable agreement or obligation, as the case may be, of such party.
          This letter is limited to the laws of the State of Illinois, the State of New York and the Federal laws of the United States of America.

Wintrust Financial Corporation
March 2, 2009

          We hereby consent to the filing of this letter as an Exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations promulgated thereunder.

Very truly yours,

/s/ Sidley Austin LLP